UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER (12) G OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


COMMISSION FILE NUMBER 333-40467-03

Painewebber Mortgage Acceptance Corporation IV
	(Exact name of registrant as specified in its charter)

1285 Avenue of the Americas
New York, New York,   10019  	 (212) 713-2000
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Empire Funding Home Loan Owner Trust 1998-1,
Home Loan Asset Backed Notes Series 1998-1

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(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

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(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

	Rule 12g-4 (a) (1) (i)		|  |		Rule 12h-3 (b) (1) (i)		| X |
	Rule 12g-4 (a) (1) (ii)		|  |		Rule 12h-3 (b) (1) (ii)		|     |
	Rule 12g-4 (a) (2) (i)		|  |		Rule 12h-3 (b) (2) (i)		|     |
	Rule 12g-4 (a) (2) (ii)		|  |		Rule 12h-3 (b) (2) (ii)		|     |
							Rule 15d-6			| X |

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:	THIRTY-NINE

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, PAINE WEBBER MORTGAGE ACCEPTANCE CORP. HAS CAUSED THIS
CERTIFICATION TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULY
AUTHORIZED PERSON.

DATE:		January 25, 1999		By: /s/ Tina Hatfield
						    Tina Hatfield
						    Vice President

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT
OF1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY
AN OFFICEROF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY
AUTHORIZED PERSON.  THE NAME AND TITLE OF THE PERSON SIGNING THE
FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.